Exhibit 4.6

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE HOLDER SHOULD BE AWARE THAT IT MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

2005 6.4% SENIOR CONVERTIBLE NOTE
${______}.00	_______________, 2005

Subject to the terms and conditions of this 2005 6.4% Senior Convertible Note (“Note”), for good and valuable consideration received, Market Central, Inc. d/b/a Scientigo, Inc., a Delaware corporation (the “Company”), promises to pay to the order of {_____________} (“Holder”) the principal amount of ${__________}.00, plus simple interest, accrued on unpaid principal from the date of this Note until paid at the rate of 6.4% per annum (360-day year basis) (the “Principal Amount”).

The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, hereof, by the acceptance of this Note, agrees:

Payment Obligation. The principal and accrued but unpaid interest under this Note will be paid to the Holder on May 31, 2007 (the “Maturity Date”), unless previously paid or converted into securities of the Company in accordance with Section 2 hereof. All payments of principal and/or interest under this Note will be made at the address set forth below or by mail to the address of record of the Holder. All cash payments hereunder shall be made in lawful money of the United States of America, to the Holder, at such place and to such account as the Holder shall designate in a written notice to the Company. Accrued but unpaid interest shall be due and payable quarterly, commencing on May 31, 2005.

Prepayment. The principal amount of this Note may be prepaid by the Company at any time without penalty upon thirty (30) days prior written notice to the Holder.

Optional Conversion. Prior to the Maturity Date, the outstanding principal and interest outstanding under this Note may be converted at the option of the Holder into shares of Common Stock of the Company at a conversion rate one share per $1.3325 of the Principal Amount (the “Conversion Shares”). Such optional conversion may be for the whole or any part of the Principal Amount of this Note.

Assignment. The rights and obligations of the Company and the Holder will be binding upon and inure to the benefit of the successors, assigns, heirs, administrators and transferees of the parties.

Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder.

Notices. Any notice, request or other communication required or permitted hereunder will be in writing and shall be deemed to have been duly given if personally delivered or if telegraphed or mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth below. Any party hereto may by notice so given change its address for future notice hereunder. Notice will conclusively be deemed to have been given when personally delivered or when deposited in the mail or telegraphed in the manner set forth above and will be deemed to have been received when delivered. Prior to the maturity of this Note, the Company (i) fixes a record date for purposes of determining the Holders of any class or series of securities who are entitled to receive any dividend or other distribution, or (ii) fixes a closing date for the issuance of any equity securities of the Company, the Company will mail to the Holder, at least fifteen (15) days prior to such date a notice specifying such record date or closing date and the matter pursuant to which such record date or closing date has been set. Prior to the payment of any Principal Amount, the Company shall provide the Holder with thirty (30) days prior written notice, stating that the Holder may convert the Note into Common Stock of the Company prior to payment.

Rights as a Stockholder. This Note, as such, shall not entitle the Holder to any rights as a stockholder of the Company, except as otherwise specified herein.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws.

Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Time of the Essence. Time is of the essence of this Note.

Costs of Enforcement; Presentment. The Company agrees to pay on demand all of the losses, costs, and expenses (including, without limitation, all reasonable attorneys’ fees and disbursements) which the Holder incurs in connection with enforcement of this Note, or the protection or preservation of the Holder’s rights under this Note, whether by judicial proceeding or otherwise. Such costs and expenses include, without limitation, those incurred in connection with any workout or refinancing, or any bankruptcy, insolvency, liquidation or similar proceedings. The Company hereby waives diligence, demand, presentment, protest or notice of any kind. The Company agrees to make all payments under this Note without setoff or deduction and regardless of any counterclaim or defense.

Headings; References. All headings used herein are used for convenience only and will not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

Previous Agreements Superceded. This Note shall supercede all previous agreements made on or prior to the date hereof between the Holder and the Company with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have caused this Convertible Note to be issued as of _____________, 2005.

THE COMPANY:

Market Central, Inc. d/b/a Scientigo, Inc.

By: ________________________
Name: ______________________
Title: _______________________

Address:
Suite 300
7810 Ballantyne Commons Parkway
Charlotte, NC 28277

HOLDER: By: ______________________ Address: _________________________ _________________________ _________________________